                                                                   EXHIBIT 10.13

                         EMPLOYMENT SEPARATION AGREEMENT
                          AND RELEASE OF ALL LIABILITY


         This Employment Separation Agreement and Release of All Liability ("Agreement") is made on May 11, 2001 between Robert K. Burgess ("Executive") and Pulte Corporation, a Michigan corporation ("Pulte"). As used in this Agreement, "Employer" means Pulte, its successors, assigns, parents, subsidiaries, divisions and/or affiliates (whether incorporated or unincorporated), and all of the past and present directors, officers, trustees, employees and agents (in their individual and representative capacities) of each and any and all persons acting by, through, or in concert with any of them.

                                    RECITALS

         A. Executive has worked in the employ of Employer since 1982; currently, he is Chairman of the Board, Chief Executive Officer and a Director of Pulte.

         B. Executive will retire from his employment on December 30, 2001 (the "Termination Date").

         C. In consideration of payments to be made, and benefits to be provided, by Employer to Executive, Executive and Employer have each agreed to release the other from any liability to the other and to the other matters set forth in this Agreement.

         Therefore, Executive and Employer agree as follows:

         1. Executive resigns from all of his positions with Employer (including from the Board of Directors of Employer), effective on the Termination Date.

         2. The following will be Executive's sole and exclusive payments and benefits with respect to Executive's continued employment through the Termination Date, the termination of Executive's employment with Employer and Executive's other obligations under this Agreement:

                  (a) As long as he remains employed by Employer, Executive will receive a continuation of his current monthly salary of $66,667.00 and a continuation of his current fringe benefits until the Termination Date. Executive will also be entitled to receive a discretionary performance bonus with respect to the year ending December 31, 2001. Whether a performance bonus will be paid, and the specific amount of any performance bonus which may be paid, will be determined by the Compensation Committee and Board of Directors of Employer, in their sole discretion; however, such determination will be made in a manner which is consistent with the manner in which Executive's most recent prior bonuses have been determined and Executive's retirement as of December 30, 2001 will not be taken into account in making such determination. Any performance bonus which may be paid under this paragraph 2(a) will be payable at the time that 2001 performance bonuses are paid to Pulte executives (which is expected to be no later than February, 2002). The salary and bonus referred to in this paragraph 2(a) will be paid in accordance


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with Employer's normal payroll procedures and policies. The usual withholdings and deductions for applicable taxes and the like will be deducted from all payments to Executive under this paragraph 2(a).

                  (b)      Executive will receive the following payments:

                           (1) $66,667 on the first business day of each month beginning on January 1, 2002 and ending on December 1, 2002.

                           (2)   $500,000 on January 1, 2002.

                  (c) Executive will be entitled to 2/3 of the award which would have been payable to him under the Long-Term Compensation Plan for Key Executives which commenced on January 1, 2000; such amounts will be payable only if and when awards are payable to Pulte executives under such plan. Executive will also be entitled to a lump sum payment of $533,333, which represents 1/3 of the mid-point of his targeted award under the Long-Term Compensation Plan for Key Executives which commenced on January 1, 2001; such payment will be made on or before February 1, 2002 irrespective of whether awards are payable to Pulte executives under such plan and the amount of such payment will not change even if a greater or lesser amount is ultimately earned for Executive's account under the plan. Payments under this paragraph 2(c) will be in lieu of any other awards or payments which may be owed under the long-term compensation plans referred to in this paragraph.

                  (d) Employer will provide Executive and his spouse and dependent children with continued medical and dental insurance coverage, with benefits substantially equivalent to Executive's current coverage, until Executive reaches age 65. If Executive dies before reaching age 65 and is survived by his wife and/or dependent children, such benefits will be provided to Executive's widow and/or dependent children until the date that would have been Executive's 65th birthday. Executive (or his widow) will reimburse Pulte, on request, for the same portion of the premium for such coverage as Pulte executives reimburse Pulte for their own health and dental coverage.

                  (e) From January 1, 2002 until June 30, 2002, Executive will be entitled to reasonable secretarial support, at no charge, from a Pulte secretary.

         The amounts payable, and the benefits provided, under this paragraph 2 will continue to be payable and provided notwithstanding Executive's death or disability.

         Executive will indemnify Employer for any taxes, interest and penalties payable or claimed by appropriate authorities to be payable in respect of the payments and benefits described in this paragraph 2 that result from Executive's failure to pay or timely pay such taxes, interest and/or penalties.

         Executive's rights and obligations under the Pulte Corporation Income Deferral Plan (the "Deferral Plan") will continue in full force with respect to all amounts previously contributed by Executive to the Deferral Plan and all earnings thereon, notwithstanding the termination of his


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

employment. As of January 31, 2001, Executive's cumulative benefit under the Deferral Plan was $5,340,566.73. Executive will not make any new contributions to the Deferral Plan.

         3. For the consideration described in this Agreement, Employer and Executive hereby fully and forever mutually release, acquit and discharge each other from and for all manner of claims, counterclaims, causes of action, bonds, bills, debts, sums of money, commissions, compensation for purported personal services rendered, damages and rights whatsoever, in law or in equity, now existing in its or his favor by reason of any facts, known or unknown (including under Pulte's Long-Term Compensation Plans for Key Executives (except for the payments described in paragraph 2(c) above). This release does not cover
(a) any breach of this Agreement (including Pulte's obligations under paragraph 2 above) or (b) any rights of Executive in or with respect to his benefits under the Deferral Plan.

         4. Except for actions or suits based upon breaches of this Agreement or the Deferral Plan, each of Executive and Employer will refrain from commencing any suit, claim or action, or prosecuting any pending action, claim or suit, in law or in equity, against the other on account of any employment related action or cause of action based upon any facts, whether known or unknown, including all claims for wrongful discharge, breach of contract, violation of the penal statutes, negligence of any kind, intentional infliction of emotional distress, defamation and/or discrimination on account of sex, age, race, handicap or nationality which has or could have been alleged under the common law or any federal, state or local statute or ordinance, including: Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act; the Rehabilitation Act of 1973; the Older Workers Benefit Protection Act; the Americans With Disabilities Act; the Family and Medical Leave Act of 1993; the Elliott-Larsen Civil Rights Act; the Michigan Handicappers Civil Rights Act; the Michigan Whistle Blowers Protection Act; the Michigan Wage and Benefit Act; and any and all amendments to any of the foregoing.

         5.       (a)   For a period beginning on the date of this Agreement and
ending on December 31, 2002, Executive will maintain as confidential, all confidential information of Employer. For purposes of this Agreement, confidential information means all confidential and proprietary information of Employer, including confidential and proprietary data, know-how, schedules, processes, designs, sketches, photographs, plans, drawings, specifications, samples, reports, vendor information, pricing information, market definitions, inventions, ideas and information obtained from Employer as well as strategic information concerning Employer. Confidential information may be written or oral. Confidential information will not include information which:

                        (1) is or becomes severally available to the public
                  other than as a result of Executive's disclosure; or

                        (2) becomes available to Executive on a non-confidential
                  basis from a source other than Employer provided that such source is not bound by a confidentiality agreement with or other obligation of secrecy to Employer which is known to Executive.


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

         Executive will be allowed to disclose confidential information if required by law to do so. However, if practicable, Executive will advise Employer of such legal requirements prior to making such disclosure, so that Employer may attempt (at no cost or penalty to Executive) to seek an appropriate protective order or legal limitation on such disclosure.

                  (b) From the date of this Agreement until December 31, 2003, Executive will not, directly or indirectly:

                           (1) Engage in, or have an interest in or be
                  associated with (whether as an officer, director, stockholder, partner, member, associate, employee, consultant, owner or otherwise), a "Competing Business", which is any corporation, partnership, limited liability company, firm or enterprise (including a sole proprietorship) which is directly engaged in home building. Notwithstanding the foregoing, Executive may invest in any publicly-held corporation engaged in a Competing Business if (i) such investment does not exceed 5% in value of the issued and outstanding capital stock of such corporation and (ii) Executive is not otherwise affiliated with such corporation.

                           (2) Hire any person known by Executive to be an
                  employee of Employer or induce or attempt to induce any person known by Executive to be an employee of Employer or any of its affiliates to leave the employment of the Employer or such affiliate.

                           (3) Attempt to adversely affect the relationship
                  between Pulte and any of its vendors, contractors, subcontractors, shareholders, or customers.

The provisions of this paragraph 5(b) will automatically terminate if (i) Employer breaches this Agreement by failing to pay Executive any payment or to provide any benefit to Executive when and as due under this Agreement and (ii) Employer fails to cure such breach within 10 days after written notice from Executive to Employer of such breach by Employer.

                  (c) If Executive violates this paragraph 5 in any material respect (and Pulte has not previously consented in writing to the action which constitutes the violation), Employer will be entitled, in addition to Employer's other rights and remedies (including a refund of amounts previously paid or benefits provided by Employer pursuant to this Agreement), to terminate any or all of the payments and benefits described in paragraph 2 above. Such termination (or exercise of other rights and remedies) will not be considered a breach of this Agreement by Employer.

         6. Except as may be required by law, (a) Executive will not directly or indirectly assist or aid any other person, corporation, firm, partnership or other entity, in or about any action, cause of action, suit, claim, proceeding, litigation or other matter against Employer (collectively, "Covered Matters") and (b) Executive will not communicate with, either orally or in writing, in any manner whatsoever, any other person, corporation, firm, partnership or other entity, in or about any Covered Matter other than communications with members of Executive's family and Executive's friends as long as such communications are conducted in a fashion which will not and could not reasonably be expected to adversely affect Employer.


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         7.       On the Termination Date:

                  (a) Executive will return to Employer all materials, files and any other property which belong to Employer (including his security cards, keys, and telephone credit card); and

                  (b) Executive and Employer will execute and deliver the agreement attached as Exhibit 1 to this Agreement (the "Bring-down Release") in order to re-affirm the release and covenant not to sue which are reflected in paragraphs 3 and 4 above, effective as of the Termination Date. The parties' failure or a party's refusal to execute and deliver the Bring-down Release will not invalidate or diminish the effectiveness of the release and covenant not to sue set forth in paragraphs 3 and 4 above.

         8. Executive is completely able to perform the duties of his position at Employer, and has no disability recognized under the Workers' Compensation Act or otherwise. Executive will not claim or collect state unemployment benefits in connection with the termination of his employment with Employer. If Executive violates this covenant or if Executive claims or collects any worker's compensation benefits with respect to his employment by Employer, he will immediately forfeit or refund that portion of the consideration paid or payable by Employer to Executive under this Agreement which is equal to the unemployment or worker's compensation benefits, as applicable, received by Executive.

         9. Pulte will indemnify and hold Executive harmless from any claims, demands and complaints made by any third party, which arise out of or relate to Executive's good faith performance of his job duties during the term of his employment by Employer and of his consulting duties under this Agreement, in accordance with Employer's bylaws and applicable law. Executive will advise Employer of any such claim immediately upon becoming aware of it. Employer's agreement in this respect is based and reliant upon Executive's specific representation that he is not presently aware, nor does he have any reason to suspect, that any such claim, demand or complaint will be forthcoming, other than with respect to any matter which has been disclosed in Item 3 of Pulte's Annual Report on Form 10-K for the fiscal years ended December 31, 1998, 1999 or 2000 or in any of Pulte's Quarterly Reports on Form 10-Q with respect to any fiscal quarter during such period.

         10. Executive will retain the stock options identified on Exhibit 2 to this Agreement in accordance with the stock option agreements which evidence such option grants (the "Option Agreements"). Such options will not be subject to any restriction or forfeiture under this agreement (including paragraphs 5 and 6 above) but will continue to be subject to the Option Agreements.

         11. (a) Nothing in this Agreement changes (1) Executive's status as an "at will" employee of Employer or (2) Employer's employment policies. If Executive's employment is terminated before the Termination Date by Employer without Cause (as defined below) or by Executive for Good Reason (as defined below), the provisions of this Agreement will remain in full force and effect and Executive will receive all of the payments called for under paragraph 2 above and the options described in paragraph 10 above, subject to the application of all of the other


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provisions of this Agreement. Upon any other termination of Executive's employment before the Termination Date (voluntary or involuntary, including by death), the parties' rights and obligations under this Agreement will immediately and automatically terminate, except that:

                           (1) upon Employee's death or the termination of his employment because of disability, (A) he will receive a continuation of his salary and fringe benefits and be eligible for a discretionary bonus for the year ending December 31, 2001 in accordance with paragraph 2(a) above and (B) he (or in the event of his death, his widow and dependent children) will receive continued medical and dental insurance coverage pursuant to paragraph 2(d) above until December 31, 2002; and

                           (2) Employee will continue to be entitled to any death or disability benefits which may be owed to him under Company policy or a written agreement between Employee and Employer (including Option Agreements and Employer's Long-Term Compensation Plans).

                  (b)      As used in this Agreement:

                           (1) Termination for "Cause" means termination of Executive's employment by Employer for (A) fraud, theft, embezzlement or any other similar activity on Executive's part, (B) any other willful act or omission which Executive knew or had reason to know would materially injure Employer or
                  (C) conviction of any crime involving moral turpitude or dishonesty on Executive's part.

                           (2)      Termination for "Good Reason" means
                  Executive's termination of his employment with Employer because of any of the following actions, if not consented to in advance by Executive: (A) the requirement that Executive relocate his permanent residence outside of the metropolitan Detroit area (other than normal required business travel, consistent with Executive's past travel practices), (B) a reduction in Executive's base compensation or benefits from current levels, (C) a reduction in Executive's duties and responsibilities from those currently held by him (other than normal transition of duties to Executive's designated successor over the course of the current year), and (D) a change in Executive's title.

         12. (a) This Agreement, which will be effective and irrevocable immediately upon the time limits described in this Agreement, reflects the entire agreement of Executive and Employer relative to its subject matter, and supersedes all prior or contemporaneous oral or written understandings, statements, representations or promises with respect to Executive's retirement.

                  (b) This Agreement may not be amended except by a written instrument signed by Executive and Pulte, on behalf of Employer.


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

                  (c) This Agreement will be construed in accordance with and governed by Michigan law. The sole forum for any dispute under this Agreement will be the Oakland County (Michigan) Circuit Court; the parties consent to the exclusive jurisdiction of such court.

         13. Executive will use his best reasonable efforts to maintain, and will instruct his attorneys and accountants or maintain, the confidentiality of the existence and terms of this Agreement, and any underlying conversations, discussions, documents, correspondence or agreements in furtherance thereof or in connection or leading thereto. However, Executive will be entitled to disclose (a) information to the extent required by law, (b) information which becomes a matter of public record (other than as a result of Executive's disclosure thereof), (c) information to his immediate family but only after instructing them to keep such information confidential and (d) the existence of his non-disclosure obligation or other obligations under this Agreement to any person who requests that Executive disclose information in violation of this paragraph 13 or otherwise requests that Executive take action in violation of this Agreement.

         14. EXECUTIVE UNDERSTANDS THAT BY THIS AGREEMENT HE IS WAIVING ANY RIGHTS HE MAY PRESENTLY HAVE UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, AS AMENDED. EXECUTIVE ENTERS INTO THIS AGREEMENT FREELY AND VOLUNTARILY WITHOUT ANY DURESS OR COERCION, AND AFTER HE HAS CAREFULLY AND COMPLETELY READ ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. HE HAS BEEN ADVISED TO CONSULT WITH LEGAL COUNSEL AND UNDERSTANDS HE WILL BE ALLOWED TO CONSIDER THIS AGREEMENT FOR 21 DAYS PRIOR TO SIGNING IT. EXECUTIVE UNDERSTANDS THAT THIS AGREEMENT SHALL NOT BECOME EFFECTIVE FOR SEVEN DAYS FOLLOWING THE DATE IT IS SIGNED, DURING WHICH TIME HE MAY REVOKE THIS AGREEMENT BY WRITTEN NOTICE TO EMPLOYER, IN CARE OF JOHN
R. STOLLER, VICE PRESIDENT AND GENERAL COUNSEL. EXECUTIVE UNDERSTANDS THAT PAYMENTS TO BE MADE TO HIM AS PROVIDED IN THIS AGREEMENT WILL NOT COMMENCE UNTIL THE EXPIRATION OF SUCH SEVEN DAYS.



Date:  May 11, 2001        /s/ Robert K. Burgess
                           -----------------------------------------------------
                                   Robert K. Burgess


                           Pulte Corporation (on behalf of itself and all entities which constitute "Employer" under this Agreement)


Date:  May 11, 2001        By: /s/ Michael A. O'Brien
                               -------------------------------------------------
                                       Name:  Michael O'Brien
                                       Title: Senior Vice President of Corporate
                                              Development


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
EXHIBIT 1


                               CONSULTING SERVICES


         Unless otherwise defined in this Schedule, all capitalized terms used in this Schedule will have the meanings given to them in the employment separation agreement and release of all liability entered into today between Robert K. Burgess and Pulte Corporation.

         1. During the Consulting Term, Executive will, upon reasonable notice from Employer, provide the Services to Employer in connection with the Company's business, including domestic and international homebuilding, merger and acquisition opportunities, and other aspects of Employer's business. Executive will not be required to perform more than 20 hours of Services in any calendar month; unused portions of such 20 hour maximum will not be used in subsequent months. Executive will not be required to travel outside of the Metropolitan Detroit area, except to assist Pulte in testimony or preparation for any litigation or proceedings relating to matters or events which arose or took place during his employment with Pulte and then only with reasonable advance notice from Pulte.

         2. The Services will be rendered on a party-time basis only, at such times as Executive and Employer mutually agree in good faith. Every reasonable attempt will be made by Employer to accommodate Executive's full time occupation when scheduling the time and place for the delivery of the Services. Executive will be free to engage in any other activities, subject to paragraph 5 of the Agreement.

         3. Executive will at all times during the Consulting Term be an independent contractor of Employer, and will not be considered as having "Executive status" with Employer for any purpose.

         4. Executive will not have any authority to enter into any contract or agreement on behalf of Employer or to bind or commit Employer orally or in writing, except to the extent he has been so authorized by the chief executive officer or chief operating officer of Pulte.

         5. Executive will be reimbursed for all reasonable, necessary and pre-approved business related travel and other out-of-pocket expenses incurred by him in performing Services upon presentation of receipts or expense vouchers for such expenses in accordance with Employer's usual accounting procedures.


                                                                Initials:

                                                                /s/ RKB
                                                                -------


                                                                /s/ MOB
                                                                -------


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

EXHIBIT 2

OPTION STATEMENT AS OF 5/11/2001



                               EXPIRATION                  OPTION                            OPTIONS
         GRANT DATE               DATE                      PRICE                          OUTSTANDING
         ----------               ----                      -----                          -----------
           01/17/95             01/17/05                    $13.35                            12,078
           12/13/95             12/13/05                    $17.00                           180,000
           12/13/95             12/13/05                    $17.00                           240,000
           12/13/95             12/13/05                    $17.00                           180,000
           12/13/95             12/13/05                    $21.00                            60,000
           12/13/95             12/13/05                    $21.00                            80,000
           12/13/95             12/13/05                    $21.00                            60,000
           01/04/99             01/04/99                    $28.72                           100,000
           11/22/99             11/22/99                    $21.25                           150,000
           02/28/00             02/28/10                    $16.22                            78,186
           06/01/00             01/17/05                    $21.81                            29,018
           06/05/00             01/17/05                    $22.24                             4,810
           12/14/00             12/14/10                    $41.84                           150,000
           02/28/01             02/28/11                    $34.28                            60,000
                                                                                           ---------

         OPTIONEE TOTALS                                                                   1,384,092
                                                                                           =========



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